CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges                 EXHIBIT 12 (i)


                                                            2002                              Year Ended December 31,
                                              --------------------------------    -----------------------------------------------
                                              3 Months    9 Months   12 Months
                                               Ended        Ended      Ended
                                              Sept. 30    Sept. 30   Sept. 30(1)   2001(1)       2000        1999        1998 (2)
                                              --------    --------    --------    --------    ---------    ---------    ---------
   Earnings:
A. Net Income from Continuing Operations      $  5,996    $ 27,013    $ 46,775    $ 50,835    $  50,973    $  48,573    $  49,314
B. Federal and State Income Tax                  3,956      18,784      (4,197)     (3,338)      38,215       28,925       28,627
                                              --------    --------    --------    --------    ---------    ---------    ---------
C. Earnings before Income Taxes               $  9,952    $ 45,797    $ 42,578    $ 47,497    $  89,188    $  77,498    $  77,941
                                              ========    ========    ========    ========    =========    =========    =========
D. Fixed Charges
     Interest on Mortgage Bonds                    534       1,873       2,543       5,211       11,342       13,057       14,225
     Interest on Other Long-Term  Debt           2,702       7,090       8,888      10,446       12,864       11,094        8,890
     Other Interest                              2,904       8,929      11,642      12,837        9,303        5,640        3,639
     Interest Portion of Rents                     186         564         757         801          962          993        1,004
     Amortization of Premium & Expense
       on Debt                                     318         924       1,259       1,350        1,170          993          924
     Preferred Stock Dividends of
       Central Hudson                              727       2,832       2,303       3,026        5,556        5,078        5,031
                                              --------    --------    --------    --------    ---------    ---------    ---------
                    Total Fixed Charges       $  7,371    $ 22,212    $ 27,392    $ 33,671    $  41,197    $  36,855    $  33,713
                                              ========    ========    ========    ========    =========    =========    =========

E. Total Earnings                             $ 17,323    $ 68,009    $ 69,970    $ 81,168    $ 130,385    $ 114,353    $ 111,654
                                              ========    ========    ========    ========    =========    =========    =========


   Preferred Dividend Requirements:
F. Allowance for Preferred Stock Dividends
     Under IRC Sec 247                        $    451    $  1,710    $  2,517    $  3,230    $   3,230    $   3,230    $   3,230
G. Less Allowable Dividend Deduction               (32)        (96)       (127)       (127)        (127)        (127)        (127)
                                              --------    --------    --------    --------    ---------    ---------    ---------
H. Net Subject to Gross-up                         419       1,614       2,390       3,103        3,103        3,103        3,103
I. Ratio of Earnings before Income
     Taxes to Net Income (C/A)                   1.660       1.695       0.910       0.934        1.750        1.595        1.581
                                              --------    --------    --------    --------    ---------    ---------    ---------
J. Preferred Dividend  (Pre-tax) (H x I)           695       2,736       2,176       2,899        5,429        4,951        4,904
K. Plus Allowable Dividend Deduction                32          96         127         127          127          127          127
                                              --------    --------    --------    --------    ---------    ---------    ---------
L. Preferred Dividend Factor                       727       2,832       2,303       3,026        5,556        5,078        5,031
                                              ========    ========    ========    ========    =========    =========    =========

M. Ratio of Earnings to Fixed Charges (E/D)       2.35        3.06        2.55        2.41         3.16         3.10         3.31
                                              ========    ========    ========    ========    =========    =========    =========
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      (1)   The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central
            Hudson in its fossil generating plants and the Nine Mile 2 Plant;
            including the recording of a significant amount of Federal
            Investment Income Tax Credits.

      (2) Energy Group was formed on December 15, 1999. 1998 has been restated to reflect preferred stock dividends as a component of fixed charges.

      (3)   Net Income includes Preferred Stock Dividends of Central Hudson.